Exhibit 10.1

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this "Agreement") is made and entered as of April 3, 2018 (the "Effective Date") by and between Alan Krenek (the "Executive") and Basic Energy Services, Inc., a Delaware corporation (the "Company").
WHEREAS, the Company and the Executive are parties to an Employment Agreement entered into on December 29, 2006 (the "Employment Agreement"), pursuant to which the Executive serves as the Chief Financial Officer of the Company;
WHEREAS, the Executive has expressed his desire to retire from the Company by voluntarily resigning as Chief Financial Officer of the Company;
WHEREAS, the Company desires to effectuate an orderly transition of the Executive's retirement by incentivizing the Executive to: (i) remain employed until his replacement is hired, (ii) train such replacement until the Executive's Severance Date (defined below), (iii) provide continued mentorship to such replacement after the Executive's Severance Date, and (iv) to remain available to the Company's executives after the Severance Date so that the Company may retain any institutional knowledge needed or desired by the executives to run the Company's day-to-day business; and
WHEREAS, the parties hereto wish to enter into this Agreement setting forth the terms and conditions of the Executive's continued employment as Chief Financial Officer and his ultimate retirement therefrom.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency is hereby acknowledged, the parties mutually agree as follows:
1.Employment Prior to the Severance Date. The Executive's employment with the Company shall terminate effective July 1, 2018 or such other date as mutually agreed upon by the Executive and the Chief Executive Officer, but which shall in no event be later than December 31, 2018 (such date of termination being, the "Severance Date"). The Executive's employment from the Effective Date through the Severance Date shall continue to be governed by the Employment Agreement; provided, however, (i) the Executive agrees that in addition to the duties and responsibilities set forth in the Employment Agreement, the Executive shall begin the process of transitioning his role, as reasonably requested by the Chief Executive Officer from time to time during such period, (ii) the Executive may cease serving in the position of Chief Financial Officer and as an officer of the Company and its affiliates on such earlier date as determined by the Chief Executive Officer in his sole discretion, and (iii) in no event shall the Executive assert any "Good Reason" claim thereunder as a result of any activities or changes contemplated under clauses (i) or (ii) hereof.
2.Severance Date. On the Severance Date, the Employment Agreement shall terminate (except to the extent any provisions are expressly incorporated herein within this Agreement). The Executive's employment with the Company, including all other offices and positions the Executive has with the Company and all of its subsidiaries, affiliates, joint ventures, partnerships or any other business enterprises, as well as any office or position as a fiduciary or with any trade group or other industry organization that the Executive holds on behalf of the Company or its subsidiaries or affiliates, shall be terminated effective at 5:00 p.m. (Central) on the Severance Date. The Executive shall receive payment of his earned, but unpaid base salary, subject to lawful deductions, through the Severance Date.
3.Services Following the Severance Date. From the Severance Date through the first anniversary of the Severance Date (the "Consulting Period"), the Executive will serve as a consultant for purposes of providing transition and other services that may be requested by the Company during the Consulting Period; however, after the Severance Date, the Executive will not hold himself out as an employee or representative of the Company, nor negotiate or enter into any agreements on behalf of the Company. The Executive acknowledges and agrees that the additional consideration provided under this Agreement provides full payment for such consulting services.
4.Employee Benefits. The Executive's coverage under the Company's benefit plans and his participation in and eligibility for any compensation, bonus, or equity plans or practices of the Company will cease on the Severance Date. After the Severance Date, and in accordance with applicable law, the Executive may choose to continue group medical and dental coverage for himself and his covered spouse and dependents under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA") for the eighteen-month (18) period immediately following the Severance Date.
5.Consideration; Payment of Severance Benefits. In consideration for the Executive's promises contained herein, the Company will pay or provide to the Executive the following benefits:
(a)    Severance Payment. Subject to the Executive executing the waiver and release of claims in Exhibit A (the "Release") during the Consideration Period (as defined in the Release) and not revoking the Release during the Revocation Period (as defined in the Release), the Company will pay or provide to the Executive the following, in a lump sum cash payment, as soon as practicable thereafter, but in no event later than five (5) business days following the expiration of the Revocation Period:
(i)     an amount equal to $1,166,175, less deductions required under applicable law; and
(ii)    an amount equal to a pro rata portion of Executive's 2018 target bonus based on the number of days from January 1, 2018 through and including the Severance Date divided by 365 (which amount will be $154,346 if the Severance Date is July 1, 2018, but will be adjusted appropriately if the Severance Date is earlier or later), less deductions required under applicable law;
(b)    Paid Time Off. The Company shall pay the Executive an amount for accrued and unused paid time off as of the Severance Date, less deductions required under applicable law, in accordance with Company policy (the "PTO Payment"); and
(c)    Equity Acceleration. All of the Executive's outstanding unvested stock options, restricted stock, and restricted stock units (collectively, the "Equity Awards") shall become fully vested on the Severance Date, with any applicable performance goals deemed met at target levels and shall be settled in accordance with the terms of the applicable award agreement. However, if the Executive does not execute the Release during the Consideration Period or timely revokes his agreement to the Release during the Revocation Period, in either case after the foregoing vesting occurs, then the Executive hereby agrees to pay the Company the fair market value of such equity that had accelerated vesting in this Section 5(c), with such payment to occur in a lump sum within ten (10) days from such revocation.

The Executive hereby acknowledges the sufficiency of the amounts set forth in Sections 5(a) and 5(c) (collectively, the "Severance Benefits") and that he is not otherwise entitled to the Severance Benefits. The Executive specifically acknowledges and agrees that he is not entitled to any salary, severance, wages, commissions, paid time off, options or other equity, benefits, insurance, or other compensation from the Company in connection with his termination of employment or otherwise, except as specifically set forth herein. Other than the PTO Payment, no payments will be made pursuant to Section 5(a), and any benefits provided pursuant to Section 5(c) shall automatically and immediately be retroactively revoked as provided within such Section 5(c), if the Release is not timely executed within the Consideration Period or if the Executive's signature to the Release is revoked within the Revocation period. In addition, none of the foregoing payments, other than the PTO Payment, will be made or benefits provided if the Executive is terminated by the Company for Cause (as defined in the Employment Agreement) or if his employment terminates due to death or Disability (as defined in the Employment Agreement), or if he voluntarily terminates prior to the Severance Date for any reason. The Executive acknowledges that, in the absence of his execution of this Agreement, benefits and payments specified above would not otherwise be due to him.
6.Acknowledgement of Survival of Restrictive Covenants. The Executive expressly acknowledges and agrees that nothing in this Agreement shall be deemed to terminate, modify or limit any of the Executive's obligations pursuant to the following sections of the Employment Agreement, and that such following sections shall survive a termination of the Employment Agreement (collectively, the "Restrictive Covenants"): (i) Section 11 - Secret and Confidential Information, (ii) Section 12 - Duty to Return Company Documents and Property, (iii) Section 13 - Best Efforts and Disclosure, (iv) Section 14 - Invention and Other Works, (v) Section 15 - Non-Solicitation Restriction, (vi) Section 16 - Non-Competition Restriction, (vii) Section 17 - No-Recruitment Restriction, and (viii) Section 18 - Tolling, and the Executive understands and agrees that the Restrictive Covenants are fully incorporated into this Agreement, and that he remains bound by the Restrictive Covenants in accordance with their terms. The Executive acknowledges that the restricted period for purposes of the non-competition and non-solicitation restrictions set forth in Sections 15 and 16 of the Employment Agreement shall be two (2) years from the Severance Date. The Executive further represents, warrants and covenants that at no time prior to or contemporaneous with his execution of this Agreement has he, directly or indirectly, engaged in any activities that violate any of the Restrictive Covenants.
7.Clawback. In the event Executive violates one or more of the Restrictive Covenants, as determined in the sole discretion of the Company's Chief Executive Officer of the Company's Board of Directors, then the Executive shall be required, in addition to any other remedy available (on a non-exclusive basis) to the Company, to deliver or pay to the Company, within ten (10) business days of the Company's request to Executive therefor, (i) any shares of Company common stock received and held by the Executive in respect of the any Equity Awards settled in shares of Company common stock; (ii) the aggregate cash amount paid to Executive by the Company with respect to cash-settled Equity Awards; and (iii) with respect to any shares of common stock received upon settlement of the Equity Awards that Executive sold or otherwise disposed of, the greater of (A) the aggregate after-tax proceeds Executive received upon such sale or other disposition or (B) the fair market value, on an after-tax basis, of such shares of Company common stock on the Severance Date.
8.Non-Disparagement by Executive. The Executive agrees that, except as otherwise required by law or as reasonably necessary to enforce his rights under this Agreement in a proper judicial proceeding, he shall not, and shall cause his immediate family members to not, at any time make false, misleading, or disparaging statements or representations, whether written or oral, on social media or otherwise, regarding Company, its products, services, management, directors, employees, or customers, or do anything that will, or that is intended to, disparage or damage the Company. The Executive further agrees not to discuss the Company in any context with any media outlet or media representative or in social media. Notwithstanding the foregoing, nothing in this Agreement shall be construed as prohibiting the Executive from engaging in concerted activity protected by the National Labor Relations Act.
9.Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 ("DTSA"). The Executive will not be held criminally or civilly liable under any federal or state law for any disclosure of a trade secret that:  (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company's trade secrets to his attorney and use the trade secret information in the court proceeding if the Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
10.No Guarantee of Tax Consequences. The Company makes no commitment or guarantee to the Executive that any federal, state, local or other tax treatment will (or will not) apply or be available to any person eligible for benefits under this Agreement and assumes no liability whatsoever for the tax consequences to the Executive or to any other person eligible for benefits under this Agreement.
11.Section 409A. This Agreement and the payments and benefits provided hereunder are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and shall be construed, interpreted, and administered in a manner consistent with such intent.
12.Applicable Law, Venue. This Agreement and the Exhibit shall be construed and interpreted pursuant to the laws of Texas without regard to its choice of law rules. The Executive and the Company each irrevocably consents to the personal jurisdiction of the state or federal courts located in Tarrant County, Texas with regard to any dispute arising out of or relating to this Agreement.
13.Injunctive Relief. Notwithstanding any other term of this Agreement to the contrary, it is expressly agreed that a breach of this Agreement will cause irreparable harm to the Company and that a remedy at law would be inadequate. Therefore, in addition to any and all remedies available at law, the Company will be entitled to injunctive and/or other equitable remedies in the event of any threatened or actual violation of any provisions of this Agreement. The Company shall also be entitled to the recovery of reasonable attorneys' fees and costs incurred by the Company in obtaining such relief. In such a situation, the Company may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation of any of the provisions set forth in this Agreement, and the pursuit of any particular remedy is not to be deemed an election of remedies or waiver of the right to pursue any other remedy.
14.Entire Agreement/Oral Modification. This Agreement, the Release and the Employment Agreement (to the extent incorporated by reference within this Agreement), is the entire agreement between the parties pertaining to the matters encompassed within it, and except as otherwise specifically contemplated in this Agreement, supersedes and extinguishes all other negotiations, promises, contracts, and agreements, written or oral, that may exist between the Company and the Executive relating to the matters encompassed herein.
15.Severability. If any provision of this Agreement is found to be void, illegal, or unenforceable, in whole or in part, such finding shall not invalidate the remainder of this Agreement, and that provision shall be deemed to be severed or modified to the minimum extent necessary to equitably adjust the respective rights and obligations of the Company and the Executive under this Agreement.
16.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth below.
BASIC ENERGY SERVICES, INC.            EXECUTIVE:

By: /s/T.M. “Roe” Patterson                    /s/Alan Krenek
Name: T.M. “Roe” Patterson                    Alan Krenek
Title: Chief Executive Officer
Dated:     April 3, 2018
Dated: April 3, 2018

BASIC ENERGY SERVICES, INC.
WAIVER AND RELEASE
This WAIVER AND RELEASE (this "Agreement") is made and entered into by and between Basic Energy Services, Inc., a Delaware corporation (the "Company") and Alan Krenek (the "Executive").
WHEREAS, the Company and the Executive are parties to a certain Transition Services Agreement dated as of April 3, 2018 (the "Severance Agreement");
WHEREAS, pursuant to the Severance Agreement, in consideration of the right to receive the Severance Benefits (as defined in the Severance Agreement), the Executive must sign, return and not revoke this Agreement;
WHEREAS, the Company has executed and delivered this Agreement to the Executive for his review and consideration as of _____________ the ("Delivery Date"); and
WHEREAS, the Executive and the Company each desire to settle all matters related to the Executive's employment by the Company.
NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in the Severance Agreement and in this Agreement, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree as follows:
1.Release of Claims.
(a)    General Release by the Executive. In consideration of the payments and benefits provided to the Executive under the Severance Agreement, the Executive and each of the Executive's respective heirs, executors, administrators, legal representatives, agents, successors, beneficiaries, and assigns (collectively, the "Executive Releasors") hereby irrevocably and unconditionally release and forever discharge the Company and any of its subsidiaries, affiliates, predecessors and employee benefit plans, and each of the foregoing entities' officers, directors, stockholders, investors, partners, managers, principals, members, committees, administrators, sponsors, executors, trustees, fiduciaries, employees, agents, assigns, representatives and attorneys, in their personal and representative capacities (collectively, the "Company Released Parties"), jointly and severally, from, and waive, any and all claims, actions, causes of action, lawsuits, complaints, petitions, rights, judgments, obligations, losses, damages, charges, demands, accountings, liabilities, indebtedness, of whatever kind or character, whether known or unknown, fixed or contingent, liquidated or unliquidated, whether asserted or unasserted, through the date of this Agreement (collectively, the "Claims"), including without limitation, any Claims arising under: (i) the common law (tort, contract or other) of any jurisdiction, (ii) the Rehabilitation Act of 1973, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, and any other federal, state and local statutes, ordinances, executive orders and regulations prohibiting discrimination or retaliation upon the basis of age, race, sex, national original, religion, disability, or other unlawful factor, (iii) the National Labor Relations Act, (iv) the Employee Retirement Income Security Act, (v) the Family and Medical Leave Act, (vi) the Fair Labor Standards Act, (vii) the Equal Pay Act, (viii) the Worker Adjustment and Retraining Notification Act, and (ix) any other federal, state or local law; that the Executive Releasors may have, or in the future may possess, arising from the Executive's employment with the Company, as well as any claims for wages, employee benefits, vacation pay, severance pay, health or welfare benefits, bonus compensation, or other remuneration, damages, fees, costs or other relief for any obligations, contracts, claims for defamation, invasion of privacy, intentional or negligent infliction of emotional distress, negligence, gross negligence, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, refusal to perform an illegal act, wrongful discharge, and/or torts for any and all alleged acts, omissions, or events through the date this Agreement is executed by the Executive, and any other acts or omissions occurring on or before (A) the date the Executive signs this Agreement and (B) the Severance Date (as defined in the Severance Agreement); provided, however, that this Agreement shall not operate to release any Claims based on acts or omissions occurring after the Severance Date (the "Unreleased Executive Claims"). The Executive promises to not bring any Claims (other than Unreleased Executive Claims) against any of the Company Released Parties in or before any court or arbitral authority. Each of the Company Released Parties is an intended beneficiary of the release set forth in this Section 1(a) and Section 1(b). This Section 1(a) "General Release" of Claims does not include a release of claims under the Age Discrimination in Employment Act or the Older Workers' Benefit Protection Act. Further, the Executive waives and releases the Company Released Parties from any claims that this Agreement was procured by fraud or signed under duress or coercion so as to make the releases in the Agreement not binding. The Executive Releasors waives and releases the Company Released Parties from any claims that this Agreement was procured by fraud or signed under duress or coercion so as to make the releases in the Agreement not binding.
(b)    Specific Release of ADEA Claims by the Executive. In further consideration of the payments and benefits provided to the Executive under the Severance Agreement, the Executive Releasors hereby fully, finally, and unconditionally release and forever discharge the Company Released Parties from any and all Claims that the Executive Releasors may have as of the date the Executive signs this Agreement arising under the Age Discrimination in Employment Act and the Older Workers' Benefit Protection Act, 42 U.S.C. §§ 1981, 1983, 1985 ("ADEA"), which prohibit age discrimination in employment (the "ADEA Release"), and hereby acknowledges confirms the following:

(i)	this Agreement, which includes the ADEA Release, was negotiated at arms-length;

(ii)	this Agreement, which includes the ADEA Release, is worded in a manner that the Executive fully understands;

(iii)	the Executive specifically waives any rights or claims under the ADEA;

(iv)	the Executive knowingly and voluntarily agrees to all of the terms set forth in this Agreement, which includes the ADEA Release;

(v)	the Executive acknowledges and understands that any claims under the ADEA that may arise after the Severance Date are not waived;

(vi)	the rights and claims waived in this Agreement, which includes the ADEA Release, are in exchange for consideration over and above anything to which the Executive was already undisputedly entitled;

(vii)	the Executive has been and hereby is advised in writing to consult with an attorney prior to executing this Agreement, including the ADEA Release;

(viii)	the Executive understands that he has been given a period of up to 21 calendar days to consider the ADEA Release prior to executing it (the "Consideration Period"); and

(ix)
the Executive understands that he has been given a period of seven (7) days from the date of the execution of the ADEA Release (the "Revocation Period") to revoke the ADEA Release, and understands and acknowledges that the ADEA Release will not become effective or enforceable until the Revocation Period has expired.

If the Executive elects to revoke this release of age discrimination claims, revocation must be in writing and presented to an authorized representative of the Company within the Revocation Period. The Executive further agrees that no changes in the terms of this Agreement shall affect or restart the Consideration Period.
The Executive understands that nothing in this Agreement is intended to interfere with or deter the Executive's right to challenge the waiver of a claim under the ADEA or state law age discrimination claim or the filing of an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the EEOC or any state discrimination agency or commission or to participate in any investigation or proceeding conducted by those agencies.  Further, the Executive understands that nothing in this Agreement would require the Executive to tender back the money received under this Agreement if the Executive seeks to challenge the validity of the ADEA or state law age discrimination waiver, nor does the Executive agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the Older Workers' Benefit Protection Act by retaining the money received under the Agreement.  Further, nothing in this Agreement is intended to require the payment of damages, attorneys' fees, or costs to the Company should the Executive challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination suit except as authorized by federal or state law.
2.Rights not Waived. The Executive represents that he has not filed any charges, complaints, or other proceedings against the Company or any of the Company Released Parties that are presently pending with any federal, state, or local court or administrative or governmental agency. Notwithstanding this release of liability, nothing in this Agreement prevents the Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission ("EEOC"), National Labor Relations Board ("NLRB"), or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC, NLRB, or comparable state or local agency; however, the Executive understands and agrees that the Executive is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC, NLRB, or comparable state or local agency proceeding or subsequent legal actions. In addition, nothing in this Agreement prohibits the Executive from reporting possible violations of federal law or regulation to any government agency or entity, making other disclosures that are protected under whistleblower provisions of law, or receiving an award or monetary recovery pursuant to the Securities and Exchange Commission's whistleblower program. The Executive does not need prior authorization to make such reports or disclosures and is not required to notify the Company that he has made any such report or disclosure. Notwithstanding anything contained in this Agreement to the contrary, this Agreement does not constitute a release nor a waiver of any of the following claims: (i) claims pursuant to the terms and conditions of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended or similar state law; (ii) indemnification rights the Executive may have in accordance with the Company's governance instruments or under any director and officer liability insurance maintained by the Company with respect to liabilities arising as a result of the Executive's service as an officer, director, or employee of the Company; and (iii) claims the Executive may have as an employee participating in a Company-sponsored employee benefit plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.
3.Acknowledgement. The Executive acknowledges that, by entering into this Agreement, the Company does not admit to any wrongdoing in connection with the Executive's employment or termination and that this Agreement is intended as a compromise of any Claims that the Executive has or may have against the Company Released Parties. The Executive further acknowledges that he has carefully read this Agreement and understands its final and binding effect, has had a reasonable amount of time to consider it, and is entering this Agreement voluntarily. The Executive acknowledges that the Company has advised his in writing to seek the advice of legal counsel prior to executing this Agreement, and that the Executive has had the opportunity to seek legal counsel of his choosing.
4.Authority to Execute. The Executive represents and warrants that he has the authority to execute this Agreement, and that he has not assigned, sold, transferred, or otherwise granted to any person any right related to his employment by, or his separation from his employment with, the Company, including any claims or demands in respect thereof.
5.Applicable Law, Venue. This Agreement shall be construed and interpreted pursuant to the laws of Texas without regard to its choice of law rules. The Executive and the Company each irrevocably consents to the personal jurisdiction of the state or federal courts located in Tarrant County, Texas with regard to any dispute arising out of or relating to this Agreement.
6.Injunctive Relief. Notwithstanding any other term of this Agreement, it is expressly agreed that a breach of this Agreement will cause irreparable harm to the Company and that a remedy at law would be inadequate. Therefore, in addition to any and all remedies available at law, the Company will be entitled to injunctive and/or other equitable remedies in the event of any threatened or actual violation of any of the provisions of this Agreement.
7.Entire Agreement. The Severance Agreement, this Agreement and the Employment Agreement (as defined by and expressly provided in the Severance Agreement), is the entire agreement between the parties pertaining to the matters encompassed within it, and is the entire agreement between the parties pertaining to the matters encompassed within it, and supersedes any other agreement, written or oral, that may exist between them relating to the matters encompassed herein, except that this Agreement does not in any way supersede or alter covenants not to compete, non-disclosure or non-solicitation agreements, or confidentiality agreements that may exist between the Executive and the Company.
8.Severability. If any provision of this Agreement is found to be illegal or unenforceable, such finding shall not invalidate the remainder of this Agreement, and that provision shall be deemed to be severed or modified to the minimum extent necessary to equitably adjust the parties' respective rights and obligations under this Agreement.
9.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
10.Fully Understood Agreement, Time Limits and Payments Received. The Executive further acknowledges and affirms that he has read and understands the foregoing Agreement and has agreed to its terms. The Executive also hereby acknowledges and affirms the sufficiency of the payments recited in the Severance Agreement. The Executive further acknowledges that upon receipt of the payments recited therein, the Executive shall not be entitled to any further payment, compensation or remuneration of any kind from the Company, with respect to the Executive's employment with the Company or otherwise. The Executive additionally represents, warrants, and agrees that the Executive has received full and timely payment of all wages, salary, overtime pay, paid time off, commissions, bonuses, other compensation, remuneration and benefits that may have been due and payable by the Company Released Parties and that he has been appropriately paid for all time worked.
11.Voluntary Agreement. The Executive hereby represents and warrants that, prior to signing below, he has had the opportunity to consult with independent legal counsel of his choice, has read this document in its entirety and fully or satisfactorily understands its content and effect, and that he has not been subject to any form of duress or coercion in connection with this Agreement, is completely satisfied with the terms reflected in this Agreement, and, accordingly, knowingly makes this Agreement and agrees to be bound as described in this Agreement.
12.Effective Date. This Agreement shall become effective as of the date on which it is executed by the Executive, provided that it is also signed by the Company and provided that the Executive does not timely revoke this Agreement in accordance with the provisions of Section 1.
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THE EXECUTIVE'S SIGNATURE BELOW MEANS THAT THE EXECUTIVE HAS READ THIS AGREEMENT AND AGREES AND CONSENTS TO ALL THE TERMS AND CONDITIONS CONTAINED HEREIN.
BASIC ENERGY SERVICES, INC.            EXECUTIVE:

By:
Alan Krenek
Its:
Dated:
Dated: